Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

Execution Version

License Agreement

between

Genmab A/S

as Genmab

and

Scancell Limited

as Scancell

CONFIDENTIAL

Genmab matter [***]

CONTENTS

1.	Definitions and interpretation	1

2.	License	11

3.	Development, Manufacturing and Commercialization	12

4.	Regulatory	13

5.	Governance and reporting	13

6.	Financial provisions	13

7.	Records and auditing	19

8.	Intellectual property rights	20

9.	Confidentiality	21

10.	Representations and Warranties	24

11.	Indemnity	27

12.	Limitation of liability	28

13.	Term and termination	28

14.	Dispute resolution	30

15.	Miscellaneous	31

SCHEDULE 1 : [***]	36

SCHEDULE 2 : [***]	37

SCHEDULE 3 : [***]	38

i

THIS AGREEMENT is dated 21 October 2022 and made

BETWEEN:

(1)	GENMAB A/S, (“Genmab”), registered in Denmark as company number CVR no. 2102 3884 and having its registered office at Kalvebod Brygge 43, 1560 Copenhagen V, Denmark;

(2)	SCANCELL LIMITED, (“Scancell”), registered in England and Wales with company number 03234881 and having its registered office at John Eccles House, Robert Robinson Avenue, Oxford, England, OX4 4GP;

(each a “Party” and together, the “Parties”).

BACKGROUND:

(A)	Scancell has expertise in the field of research, development and manufacturing of human antibodies and has developed certain Antibodies targeting the antigen sialyl-di-Lewis A (“sdileLeA”) in respect of which it Controls certain Intellectual Property Rights. Scancell’s Affiliate, Scancell Holdings Plc, purchased certain of these Intellectual Property Rights from the University of Nottingham pursuant to the Assignment Agreement.

(B)	Genmab has expertise and Intellectual Property Rights relating to the identification, design and optimization of recombinant antibodies and validated proprietary antibody technologies, including [***], as well as the expertise to develop and commercialize antibody products.

(C)	Scancell and an Affiliate of Genmab, Genmab B.V., entered into a Material Transfer Agreement dated [***] (the “MTA”) under which Genmab B.V., amongst other programs, evaluated certain Antibodies targeting the antigen sdiLeA.

(D)	Genmab wishes to obtain from Scancell an exclusive license to Develop, Manufacture and Commercialize Licensed Products in the Field in the Territory, and Scancell is willing to grant such a license, on the terms and conditions set forth herein.

(E)	All capitalized terms used in these recitals shall have the meanings given in Article 1 below.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, Genmab and Scancell agree as follows:

1.	Definitions and interpretation

1.1	In this Agreement and in the Schedules to this Agreement the following words and phrases shall have the following meanings:

“Action” shall mean any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

“ADC” or “Antibody-Drug Conjugate” shall mean an Antibody that is linked to a chemical compound via a linker, that contains, uses, is made using or is otherwise based on any Scancell Antibody.

“Affiliate” shall mean with respect to any Party, any Person controlling, controlled by or under common control with such Party. For the purposes of this definition, “control” shall mean:

(A)	in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such Person; and

(B)	in the case of any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management of or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

[***]

“Agreement” shall mean this License Agreement.

“Alliance Managers” shall have the meaning set out in Section 5.1.

“Antibody” means (a) an immunoglobulin (Ig) molecule or (b) Fragment thereof, that in each case ((a) and (b)) binds to a specific antigen, including any monospecific or multispecific immunoglobulin molecule or one or more nucleic acid-containing molecules that encode such an immunoglobulin molecule or Fragment thereof.

“Assignment Agreement” shall mean the assignment agreement between the University of Nottingham and Scancell Holdings Plc (formerly known as Scancell Limited), an Affiliate of Scancell, dated 17 April 2018.

“Biosimilar” shall mean:

(A)	in respect of a Licensed Product sold in the United States, a biological product approved under the Public Health Service Act 351(k) that is highly similar to such Licensed Product, notwithstanding minor differences in clinically inactive components, and for which there are no clinically meaningful differences between the biosimilar and the Licensed Product in terms of the safety, purity and potency;

(B)	in respect of a Licensed Product sold in the EU, a biological product approved under Article 10(4) of Directive 2001/83/EC and Section 4, Part II, Annex I to such Directive based on the demonstration of the similar nature of such biological medicinal product and Licensed Product; and

(C)	in respect of a Licensed Product sold outside the United States and the EU, a biological product approved under a similar regulatory pathway as in the United States or in the EU, if such pathway exists.

“BLA” shall mean a Biologics License Application, New Drug Application or equivalent submission filed with the FDA in connection with seeking Regulatory Approval for commercial marketing or sale of the Licensed Products, or an equivalent application filed with any equivalent Regulatory Authority in any jurisdiction or region in the Territory other than the United States.

“Business Day” shall mean a day on which banking institutions in:

(A)	London, UK; and

(B)	Copenhagen, Denmark are open for business.

“Calendar Quarter” shall mean the three (3) calendar month periods commencing on 01 January, 01 April, 01 July and 01 October. References to “quarterly” shall be construed accordingly.

“Calendar Year” shall mean the period commencing on 01 January and ending on 31 December.

“Category Group” shall mean, as applicable, Category Group One, Category Group Two or Category Group Three. Any given Licensed Product shall only be deemed part of one (1) Category Group, and if a Licensed Product may be deemed part of more than one (1) Category Group, then the Licensed Product shall be deemed part of the lowest number Category Group only. For example, a Licensed Product comprising a bispecific Antibody that is also an ADC would be deemed part of Category Group One only.

“Category Group One” means those Licensed Products comprising monoclonal Antibodies or ADCs together with any Licensed Product that does not fall within Category Group two or Category Group Three.

“Category Group Two” means those Licensed Products comprising bispecific or multi-specific molecules where one of the binding portions is a Scancell Antibody.

“Category Group Three” means those Licensed Products comprising radionucleotide conjugates, that contain, use, are made using or are otherwise based on Scancell Antibodies, for radioimmunotherapy use.

“CDA” means the mutual confidentiality and non-disclosure agreement entered into by the Parties dated [***].

“CDR” shall mean the complementarity-determining region of an Antibody.

“Cellular Therapy Applications” shall mean all applications by which ex-vivo cells, either autologous or allogenic, whether modified or unmodified, are given to any animal or human with a view to treating, preventing or diagnosing a disease or condition in such animal or human.

"Change of Control” shall mean in relation to a Party:

(A)	a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Party’s assets;

(B)	a merger or consolidation in which (i) such Party is not the surviving corporation, or (ii) if such Party is the surviving corporation, the shareholders of such Party immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, own a majority of the stock or other securities of such Party or the ultimate parent entity of such Party that possess a majority of the voting power of all such Party’s outstanding stock and other securities and the power to elect a majority of the members of such Party’s board of directors; or

(C)	a transaction or series of related transactions (which may include without limitation a tender offer for such Party’s stock or the issuance, sale or exchange of stock of such Party) in which the shareholders of such Party immediately prior to the initiation of such transaction do not, but immediately after consummation of such transaction or any of such related transactions do, own stock or other securities of such Party’s outstanding stock and other securities and the power to elect a majority of the members of such Party’s board of directors, provided that a Change of Control excludes any transaction (or series of related transactions) in which the pre-transaction stockholders of such Party own more than 50% of the outstanding capital stock or equity interests of the surviving or acquiring entity or its parent.

“Claim” shall have the meaning set out in Section 11.3.

“Clinical Studies” shall mean collectively any human studies designed to measure the safety or efficacy of the Licensed Products, including any Phase I Clinical Studies, Phase II Clinical Studies and Phase III Clinical Studies, post marketing commitment studies, Phase IV Clinical Studies and any other study in which human subjects are dosed with a drug, whether approved or investigational, in each case of the Licensed Products within the Field.

“Commercialization” or “Commercialize” shall mean any and all activities relating to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing, exporting, selling or offering to sell a Licensed Product. Commercialization shall not include any activities related to Development or Manufacturing.

“Commercially Reasonable Efforts” shall mean the level of efforts and resources of a Party required to, as applicable, develop and commercialize a biopharmaceutical or pharmaceutical product [***].

“Competing Program” shall have the meaning set out in Section 2.3.

“Confidential Information” shall mean all confidential or proprietary information of the Disclosing Party or its Affiliates given or disclosed to (or otherwise learned by) the Receiving Party or its Affiliate, whether disclosed in tangible or intangible form, which is either marked or stated to be “Confidential” or “Proprietary” (or words of similar import) or which would reasonably by the nature of the subject matter or the manner of its disclosure be considered as being confidential or proprietary, including: (i) technical, scientific and other information, knowledge, technology, means, processes, practices, proprietary materials, formulas, instructions, skills and other material, pre-clinical and Clinical Study results, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans; (ii) any financial and personnel matters relating to the Disclosing Party or its Affiliates or their present or future products, sales, suppliers, customers, plans, intentions, market opportunities, employees, investors or business; (iii) Know-How, invention disclosures, patent applications, trade secrets or other Intellectual Property Rights to the extent not in the public domain; and (iv) the terms of this Agreement.

“Control” or “Controlled” shall mean, with respect to intangible property, the legal authority or right of a Person to grant a license, or sublicense in multiple tiers, of any Intellectual Property Rights to another Person, or to otherwise disclose proprietary or trade secret information to such other Person, without breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party and in each case except to the extent such legal authority or right is obtained pursuant to the licenses granted from either Party to the other Party pursuant to this Agreement.

“Cover”, “Covering” or “Covered” shall mean, with respect to a Patent Right for the Licensed Product or related technology, that, in the absence of a license granted or in the absence of a right to operate under a Valid Claim of such Patent Right, the Manufacturing, Development, Commercialization or other exploitation of such Licensed Product or the practice of such technology in relation to such Licensed Product would infringe such Valid Claim.

“Development” or “Develop” shall mean any and all non-clinical and clinical research and drug development activities relating to obtaining or maintaining Regulatory Approvals of the Licensed Products, including toxicology, pharmacokinetic studies, pharmacology and other discovery efforts, exploratory research, translational research and biomarker activities, statistical analysis, analytical test method development and stability testing, formulation development, delivery system development, quality assurance and quality control development, Manufacturing process development and improvement, Manufacturing process validation, Manufacturing process scale-up, Clinical Studies (including pre-Regulatory Approval studies (e.g. Phase I Clinical Studies, Phase II Clinical Studies and Phase III Clinical Studies), post-Regulatory Approval studies (e.g. Phase IV Clinical Studies) and post-Regulatory Approval investigator sponsored Clinical Studies), regulatory affairs activities, and Regulatory Approval and Clinical Study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals), but excludes Manufacture and Commercialization activities.

“Development Milestone” shall have the meaning set out in Section 6.2.

“Disclosing Party” shall have the meaning set out in Section 9.1(A).

“Dispute” shall have the meaning set out in Section 14.1.

“Early Access Program” or “EAP” shall mean any program to provide patients with a Licensed Product prior to Regulatory Approval and prior to First Commercial Sale in any country in the Territory. Early Access Programs include treatment INDs / protocols, named patient programs and compassionate use programs in other countries. For clarity, an EAP with respect to any of the Licensed Products may continue to be performed following Regulatory Approval of such Licensed Product and costs may continue to be incurred in accordance with the performance of such EAP after Regulatory Approval.

“Effective Date” shall mean the date written in the first sentence of the preamble to this Agreement.

“EMA” shall mean the European Medicines Agency or any successor agency thereto.

“European Union” or “EU” shall mean the countries of the European Economic Area, as it is constituted on the Effective Date and as it may be expanded or reduced from time to time after the Effective Date.

“Executive Officers” shall mean (A) for Genmab, [***] and (B) for Scancell, [***]. If the position of any of the Executive Officers identified in this definition no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable Executive Officer shall be replaced with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer.

“FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

“Field” shall mean all therapeutic, prophylactic and diagnostic uses in humans, but excluding Cellular Therapy Applications.

“First Commercial Sale” shall mean, with respect to a Licensed Product in a country or region, the first commercial sale of such Licensed Product whether by Genmab or its Affiliates or their sub-licensees to a Third Party purchaser in an arms-length transaction in such country or region after Regulatory Approval has been obtained in such country or region for the marketing or sale of such Licensed Product for which monetary value has been received. [***].

“Force Majeure” shall mean any event or circumstance which is beyond the reasonable control of a Party, which a Party could not reasonably be expected to have taken into account on the Effective Date, and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement. Force Majeure shall include an act of God, act of terrorism, voluntary or involuntary compliance with any Law or order of any government, war, civil commotion, labour strike or lock-out, epidemic, pandemic, failure or default of public utilities or common carriers or destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

"Fragment" means, in reference to an immunoglobulin molecule directed to a particular antigen, any portion of such immunoglobulin molecule that contains any of the antigen binding sequences as the immunoglobulin molecule directed to such antigen.

“GAAP” shall mean either United States generally accepted accounting principles (US GAAP) or International Financial Reporting Standards (IFRS) applied by the relevant Party on a consistent basis across the books and records of a Party including the reporting of its quarterly and annual accounts.

“Genmab Indemnified Parties” shall have the meaning set out in Section 11.1.

“Genmab IP” shall have the meaning set out in Section 8.2.

“Governmental Authority” shall mean:

(A)	any federal, state or local government, or political subdivision thereof; or

(B)	any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(C)	any court or tribunal (or any department, bureau or division thereof); or

(D)	any governmental arbitrator or arbitral body.

“IND” shall mean an investigational new drug application filed with the FDA in the United States, a clinical trial application filed in the European Union or a similar application filed with an applicable Regulatory Authority in a jurisdiction outside of the United States or European Union in order to initiate or conduct a clinical trial of a biopharmaceutical product in humans in such jurisdiction, including any amendments thereto. For clarity, an IND filing shall not be deemed completed unless and until all relevant documents have been provided to, and receipt of the same confirmed by, the applicable Regulatory Authority.

“Indemnified Party” shall have the meaning set out in Section 11.3. “Indemnifying Party” shall have the meaning set out in Section 11.3.

“Indication” shall mean, [***].

“Initiation” or “Initiate” shall mean, with respect to a Phase II Clinical Study or Phase III Clinical Study, the [***] dosing of the [***] human subject in such Clinical Study; with respect to a Phase I Clinical Study, the [***] dosing of the [***] human subject in such Phase I Clinical Study, all of which are pursuant to the protocol for the respective study.

“Intellectual Property Rights” shall mean rights to inventions, Patent Rights, Know-How, copyright and related rights, moral rights, rights in confidential information and trade secrets, trademarks, rights in get up and trade dress, goodwill and the right to sue for passing off or unfair competition, database rights, rights in designs and all other intellectual property rights in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or shall subsist now or in the future in any part of the world.

“Joint Inventions” shall have the meaning as set out and defined in the MTA.

“Know-How” shall mean any formulas, methods, technical or commercial information, processes, procedures, techniques (including in respect of design, manufacturing or processes), experience, compositions (including chemical or biologic compositions), plans, data, inventions, discoveries, trade secrets, specifications, drawings, models, and, in each case that is not generally known, and whether patentable or not.

“Law(s)” shall mean any applicable laws, statutes, regulations, standard, ordinance, code, rule, regulation, resolution or promulgation having the binding effect of law of any applicable Governmental Authority of:

(A)	any government of any country;

(B)	any state, province, county, city or other political subdivision thereof; or

(C)	any supranational body.

“Licensed Know-How” means all Know-How that is Controlled by Scancell or its Affiliates as at the Effective Date or thereafter during the Term, and is necessary, to otherwise Develop, Manufacture, Commercialize and/or otherwise exploit the Scancell Antibodies as part of the Licensed Product(s). Licensed Know-How shall include, without limitation, such Know-How described in Schedule 1.

“Licensed Patents” shall mean: (a) the Patent Rights set forth in Schedule 1; and (b) any other Patent Rights which are Controlled by Scancell as of the Effective Date or thereafter during the Term solely to the extent that they Cover the Scancell Antibodies and/or the inclusion of such Scancell Antibodies in a Licensed Product.

“Licensed Product(s)” shall mean a pharmaceutical or biological preparation for use in the Field Developed and Commercialised by or on behalf of Genmab containing the Scancell Antibodies in any dosage, form, formulation, presentation, line extension or package configuration, either alone or in combination with another active compound(s). For the avoidance of doubt, a different dosage, form, formulation, presentation, line extension or package configuration of a Licensed Product shall not constitute a different Licensed Product provided that the Scancell Antibody included in the Licensed Product has the same CDRs or set of CDRs and the same conjugate. If a pharmaceutical or biological preparation has: (i) different CDRs to an existing Licensed Product; or (ii) has the same CDRs as an existing Licensed Product but incorporates a different conjugate, then in each case ((i)-(ii)) such product shall constitute a separate Licensed Product hereunder.

“Licensed Technology” shall mean the Licensed Patents and the Licensed Know-How. “Losses” shall have the meaning set out in Section 11.1.

“Major Markets” shall mean [***].

“Managed Care Organizations” shall mean pharmacies, pharmacy benefit managers, managed health care organizations, accountable care organizations, group purchasing organizations, large employers, long-term care organizations, formularies, Governmental Authorities and government health care programs (e.g., the U.S. Department of Veterans Affairs and Medicare in any form), and similar programs or organizations.

“Manufacturing” or “Manufacture” shall mean any and all activities directed, whether necessary or appropriate, to producing, manufacturing, processing, filling, finishing, packaging, labelling, quality control, quality assurance testing and release, supplying, shipping and storage of a Licensed Product or component or intermediary thereof, including such operations undertaken by service providers on behalf of Genmab, but excludes Development and Commercialization.

“Milestone(s)” shall have the meaning set out in Section 6.4.

“Net Sales” shall mean, [***]

“Patent Rights” shall mean any and all of the following:

(A)	patent applications (including provisional patent applications) and patents (including the inventor’s certificates);

(B)	any provisional, substitution, extension (including supplementary protection certificate), registration, confirmation, reissue, continuation, divisional, continuation-in-part, reexamination, renewal, extensions or additions, or the like arising from, claiming priority to, claiming priority from, or based upon any such patent applications and patents referred to in (A); and

(C)	any foreign counterparts of any of the foregoing.

“Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

“Phase I Clinical Study” shall mean a human clinical study of a Licensed Product that is intended to initially evaluate the safety, metabolism and pharmacokinetics of the Licensed Product or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(a) or an equivalent clinical study in a country in the Territory other than the United States. For the purposes of this Agreement, a Phase I Clinical Study shall also include a Phase I/II Clinical Study save that at the point in such Phase I/II Clinical Study when the cohort is expanded beyond the original Phase I/II Clinical Study design so that the Phase I/II Clinical Study becomes prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Study, then a Phase II Clinical Study shall be deemed to have commenced (and such Phase I/II Clinical Study shall thereafter be deemed to be a Phase II Clinical Study).

“Phase I/II Clinical Study” shall mean a Phase I Clinical Study which also seeks to determine the safety, dose ranges or indication of efficacy of the Licensed Product in patients being studied.

“Phase II Clinical Study” shall mean a human clinical study of a Licensed Product for which the primary endpoints include a determination of safety, dose ranges or an indication of efficacy in patients being studied as described in 21 C.F.R. §312.21(b), or an equivalent clinical study in a country in the Territory other than the United States, and that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Study. For the purposes of this Agreement, a Phase II Clinical Study shall not include a Phase I/II Clinical Study unless and until the point in such Phase I/II Clinical Study when the cohort is expanded beyond the original Phase I/II Clinical Study design so that the Phase I/II Clinical Study becomes prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Study, in which case, a Phase II Clinical Study shall be deemed to have commenced (and such Phase I/II Clinical Study shall thereafter be deemed to be a Phase II Clinical Study

“Phase III Clinical Study” shall mean a human clinical study of a Licensed Product (regardless of whether actually designated as “Phase Ill”) that (i) is prospectively designed to demonstrate, or (ii) is subsequently determined to demonstrate, statistically whether such Licensed Product is safe and effective for use in humans in the indication being investigated as described in 21 C.F.R. §312.21(c), or an equivalent clinical study in a country in the Territory other than the United States.

“Phase IV Clinical Study” shall mean a post-marketing study to delineate additional information about a biopharmaceutical or pharmaceutical product’s risks, benefits, and optimal use, commenced after receipt of Regulatory Approval in the Indication for which such trial is being conducted, including a trial that would satisfy the requirements of 21 CFR 312.85 or an equivalent clinical study in a country in the Territory other than the United States.

“PMDA” shall mean the Japanese Pharmaceuticals and Medical Devices Agency or any successor agency thereto.

“Pricing Approval” shall mean all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority establishing the prices that can be charged or reimbursed for a biopharmaceutical or pharmaceutical product in jurisdictions where the applicable Regulatory Authorities approve or determine the price or reimbursement of such biopharmaceutical or pharmaceutical products.

"Prospective Patents“ shall have the meaning set out in Section 8.5(C). 8.5(A) “Receiving Party” shall have the meaning set out in Section 9.1(A).

“Regulatory Approval” shall mean all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the Commercialization of a Licensed Product in the Field in the Territory or the conduct of Clinical Studies in a country, excluding Pricing Approvals, and including any accelerated or conditional approvals and authorizations allowing the sale of the Licensed Product to a material number of identified patients or to a class of patients, such as Early Access Programs or equivalent programs, and including any expansion or modification of the label of a Licensed Product for additional Indications or uses. By way of example, in the United States, its territories and possessions, Regulatory Approval means the grant of an IND, a New Drug Application (NDA) or BLA or an equivalent marketing application by the FDA, and would include Early Access Programs or equivalent programs.

“Regulatory Authority” shall mean any national (e.g., the FDA), supranational (e.g., the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority in any jurisdiction of the world involved in the granting of Regulatory Approval or Pricing Approval.

“Regulatory Exclusivity” shall mean any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patent Rights, including rights conferred in the U.S. under the Biologics Price Competition and Innovation Act, the Hatch-Waxman Act or the FDA Modernization Act of 1997, under national implementations of Article 10 of Directive 2001/83/EC, or rights similar thereto in any other jurisdiction.

“Regulatory Filing” shall mean any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority for a Regulatory Approval with respect to any of the Licensed Products, or their use or potential use in humans, including any documents submitted to any Regulatory Authority and all supporting data, including INDs and BLAs and all correspondence with any Regulatory Authority with respect to any Licensed Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

“Regulatory Milestone” shall have the meaning set out in Section 6.3.

“Results” shall have the meaning as set out and defined in the MTA.

“Royalty Report” shall have the meaning set out in Section 6.12.

“Royalty Term” shall mean, on a Licensed Product-by-Licensed Product and country-by-country basis, the period commencing upon First Commercial Sale of a Licensed Product in the Territory continuing until the later of: (i) the expiration of the last-to-expire Valid Claim included in the Licensed Patents in such country that Covers the Licensed Product; (ii) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country; or (iii) the expiration of Regulatory Exclusivity for such Licensed Product in such country.

“Sales Milestone” shall have the meaning set out in Section 6.4.

“Scancell Antibodies” means (a) the Antibodies targeting the antigen sdiLeA with all of the CDR sequences set out in Schedule 1, and (b) any modification, improvement or derivatives of those Antibodies specified in limb (a) which either Party or its Affiliates acquires, generates, develops, devises, conceives, or first reduces to practice or writing or otherwise makes during the Term in each case solely to the extent that such Antibodies target primarily sdiLeA.

“Scancell Indemnified Parties” shall have the meaning set out in Section 11.2.

“sdiLeA” means the glycan target known as sialyl-di-Lewisa

“Tax” shall mean any present or future taxes, levies, imposts, duties, charges, withholdings, assessments or fees of any nature (including interest, penalties and additions thereto), and “Taxes” shall be construed accordingly.

“Term” shall have the meaning set out in Section 13.1.

“Territory” shall mean worldwide.

“Third Party” shall mean any Person other than a Party or an Affiliate of a Party.

“United States” or “U.S.” shall mean the United States of America and its territories and possessions.

“Valid Claim” shall mean: (a) a claim of any granted and unexpired Patent Right that has not been revoked, cancelled or held unpatentable, unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, abandoned, cancelled, or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; or (b) a claim of a pending application for a Patent Right that has not been cancelled, withdrawn or abandoned or finally rejected by a Governmental Authority of competent jurisdiction from which no appeal can be taken and that has been prosecuted in good faith and not been pending for more than [***] from the date of its earliest priority date.

1.2	Headings and titles to the Articles, Sections and Schedules of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision herein.

1.3	Unless the context otherwise requires, all references to a particular Article, Section or Schedule shall be a reference to that Article, Section or Schedule in or to this Agreement.

1.4	Unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa. Except where the context otherwise requires, wherever used, the word “or” is used in the inclusive sense (and/or).

1.5	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the generality of the words preceding those terms.

1.6	Any reference to a statute, statutory provision or subordinate legislation (legislation) (except where the context otherwise requires):

(A)	shall be deemed to include any by laws, licenses, statutory instruments, rules, regulations, orders, notices, directions, consents or permissions made under that legislation; and

(B)	shall be construed as referring to any legislation which replaces, re-enacts, amends or consolidates such legislation (with or without modification) at any time.

1.7	The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

1.8	Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall apply against the Party which drafted such terms and provisions.

2.	License

2.1	Scancell hereby grants to Genmab an exclusive license (or sub-license, as applicable) under the Licensed Technology to Develop, Manufacture, have Manufactured, use, import, export, promote, offer for sale, sell, distribute and otherwise Commercialize, exploit and dispose of the Licensed Products in the Field in the Territory during the Term.

2.2	Genmab shall have the right to grant sub-licenses (through multiple tiers) under the Licensed Technology to its Affiliates, sub-contractors, collaboration partners and other Third Parties without restriction, provided that (i) any such sublicence shall be in writing and consistent with the terms of this Agreement and (ii) Genmab shall remain responsible for any obligations that have been sub-licensed to any sub-licensee and shall be responsible for any acts and omissions of its sub-licensees as if they were its own acts and omissions under this Agreement.

2.3	During the Term, Scancell shall not, and shall cause it Affiliates not to, directly or indirectly:

(A)	[***]; or

(B)	[***].

(C)	Notwithstanding Section 2.3(A) and 2.3(B) above, if [***]

2.4	Except as expressly set forth herein, neither Party shall acquire any license or other right or interest, by implication or otherwise, under any Intellectual Property Rights of the other Party.

2.5	Promptly following the Effective Date (and, in any event, within [***]), Scancell shall provide Genmab with copies of (and if reasonably requested by Genmab, physical access to the originals of) the Licensed Know-How in existence at the Effective Date (including such Licensed Know-How listed in Schedule 1).

2.6	Upon the expiration (but not earlier termination) of the Royalty Term for a particular Licensed Product in a particular country and provided that all outstanding amounts properly owed under Article 6 have been paid by Genmab, the license granted by Scancell to Genmab under Section 2.1 for such Licensed Product in such country shall continue in the Field in the Territory on an exclusive, fully-paid-up, royalty-free, perpetual and irrevocable basis.

2.7	The Parties acknowledge and agree that, prior to the Effective Date, Scancell Holdings Plc, an Affiliate of Scancell has granted (pursuant to the Assignment Agreement) to the University of Nottingham a non-exclusive, irrevocable, royalty-free, paid-up license under the Licensed Technology for non-commercial academic research and teaching use, and nothing in this Agreement shall affect such license.

3.	Development, Manufacturing and Commercialization

3.1	Subject to the terms and conditions of this Agreement, as between the Parties, Genmab shall be solely responsible (at its sole discretion) for the Development, Manufacture and Commercialization of the Licensed Products for any and all Indications in the Field throughout the Territory, including: (a) the performance of preclinical studies and Clinical Studies in respect of any Licensed Product, (b) the preparation and submission of Regulatory Filings for Regulatory Approvals for any Licensed Product, (c) the Manufacture and supply of any Licensed Product for Development use and Commercialisation, and (d) the marketing, promotion, distribution and sale of any Licensed Product. As between the Parties, save as expressly stated otherwise in this Agreement, Genmab shall bear all of the costs and expenses incurred during the Term in connection with such Development, Manufacture and Commercialization of any Licensed Products in the Field in the Territory.

3.2	Each Party covenants that in performing its obligations or exercising its rights under this Agreement:

(A)	it shall comply with all applicable Laws; and

(B)	it shall not employ or engage any Person who has been debarred or disqualified by any Regulatory Authority or, to its knowledge, is the subject of debarment or disqualification proceedings by any Regulatory Authority.

3.3	Genmab shall use Commercially Reasonable Efforts to Develop and obtain a BLA for at least [***] Licensed Product in the Field in at least [***] of the Major Markets.

3.4	Genmab and its Affiliates and sub-licensees shall have the right to engage subcontractors to Develop, Manufacture and Commercialize the Licensed Products, provided that any such subcontractor is bound by written obligations of confidentiality and non-use consistent with this Agreement and Genmab shall remain responsible for any obligations under this Agreement that have been delegated or subcontracted to any subcontractor and shall be responsible for any acts and omissions of its subcontractors in connection with Genmab’s obligations under this Agreement as if they were Genmab’s own acts or omissions under this Agreement.

4.	Regulatory

4.1	Subject to Section 4.2, during the Term, Genmab shall be solely responsible, at its discretion, for all regulatory matters related to the Development or Commercialization of any Licensed Product in the Territory at its own cost and expense, including, preparing and filing the relevant Regulatory Filings for Regulatory Approvals with the Regulatory Authorities, performing all pharmacovigilance requirements for any Licensed Product and any recall of the Licensed Product. Genmab shall own all such Regulatory Approvals.

4.2	The Parties acknowledge and agree that Scancell shall have no liability whatsoever in respect of the performance of any regulatory activities connected to any Licensed Products anywhere in the Territory after the Effective Date. Notwithstanding the foregoing, Scancell shall retain liability in respect of the performance of (or omission to perform) any regulatory activities in respect of the Scancell Antibodies anywhere in the Territory prior to the Effective Date.

4.3	On Genmab’s reasonable request and at Genmab’s reasonable cost, Scancell shall provide Genmab with reasonable assistance as is requested by Genmab in connection with the performance of such regulatory matters in the Territory to the extent related to the use of the Scancell Antibodies in any Licensed Product, including assisting with preparing and filing of relevant Regulatory Filings for Regulatory Approvals with the Regulatory Authorities. Scancell’s obligations hereunder shall expire on [***] and for the avoidance of doubt, Scancell shall not be required to undertake any experiments or to produce any documents that it did not have in its possession and control prior to the Effective Date, and any information provided by Scancell under this Section 4.3 shall constitute Confidential Information of Scancell.

5.	Governance and reporting

5.1	Each Party shall designate one (1) alliance manager (the “Alliance Managers”) to oversee its performance of this Agreement and act as a point of contact between the Parties to facilitate communication between the Parties or perform any other functions as necessary, including arranging ad hoc meetings to support the relationship between the Parties under this Agreement. Such Alliance Managers shall have experience and knowledge appropriate for managers with such alliance management responsibilities including a general understanding of product development. Within [***], each Party shall notify the other Party in writing of the name of its Alliance Manager and thereafter a Party may replace its Alliance Manager at any time upon written notice of the same to the other Party.

5.2	Genmab’s Alliance Manager shall update Scancell’s Alliance Manager within [***] of the end of: (i) the [***]; and (ii) the [***], with a brief written report summarizing the Development status of any Licensed Product, including high level information relating to the status of applicable Clinical Studies and applications for Regulatory Approval for any Licensed Product.

6.	Financial provisions

6.1	Upfront payment

In partial consideration of the rights and licenses granted by Scancell to Genmab under this Agreement, Genmab shall pay to Scancell a one-time upfront payment of six million U.S. Dollars ($6,000,000) within thirty (30) Business Days after the Effective Date.

6.2	Development Milestones

In partial consideration for the rights and licenses granted by Scancell to Genmab under this Agreement, Genmab shall pay, or cause to be paid, to Scancell each of the following payments upon the achievement of each of the following development milestone events (each a “Development Milestone”) by or on behalf of Genmab or its Affiliates or sub-licensees with respect to the first Licensed Product within each of the Category Groups only, in accordance with Sections 6.5 and 6.6.

Development Milestone events for the first Licensed Product within each Category Group	Milestone Payment ($USD)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each Development Milestone shall be payable only once for each Category Group upon the first occurrence of the applicable Development Milestone by any Licensed Product within such Category Group to achieve that Development Milestone, regardless of the number of times such Development Milestone is achieved or the number of Licensed Products to achieve such Development Milestone within the Category Group. For example, if a Phase I Clinical Study is Initiated in respect of a Licensed Product in Category Group One and, subsequently, a Phase I Clinical Study is Initiated in respect of another Licensed Product in Category Group One, the Development Milestone shall only be payable once on the first occasion such Development Milestone is achieved by any Licensed Product in that relevant Category Group. If a Development Milestone is achieved with respect to an Indication and payment with respect to a previous Development Milestone for the same Indication for the same Category Group has not been made by Genmab, then such previous Development Milestones for such Indication for the same Category Group shall be deemed to have occurred and Genmab shall pay Scancell all such unpaid payments with respect to such previous Development Milestone for such Indication for the same Category Group at the same time that the Development Milestone payment for the later Development Milestone with respect to that Indication is paid. For example: (A) if Initiation of the first Phase III Clinical Study occurs for a Licensed Product for the first Indication in Category Group One, but Genmab has not yet paid Development Milestones for Initiation of the first Phase II Clinical Study for a Licensed Product in Category Group One for the first Indication, then those prior Development Milestones for the first Indication in Category Group One shall also become due and payable; or (B) (in all cases where the trigger referred to is for the first Licensed Product in the relevant Category Group) if a Phase I/II Clinical Study is performed and triggers payment of a Development Milestone for the Initiation of a first Phase I Clinical Study for the first Indication, then the Development Milestone for Initiation of the first Phase II Clinical Study for the first Indication shall become due and payable at such time as the Phase I/II Clinical Study is deemed to become a Phase II Clinical Study (i.e. the point in such Phase I/II Clinical Study when the cohort is expanded beyond the original Phase I/II Clinical Study design so that the Phase I/II Clinical Study becomes prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Study). In no event shall Genmab be obligated to pay Scancell more than: (a) a total of [***] for all Development Milestones for each Category Group pursuant to this Section 6.2; or (b) a total of [***] for all Development Milestones for all three (3) Category Groups combined pursuant to this Section 6.2.

6.3	Regulatory Milestones

In partial consideration for the rights and licenses granted by Scancell to Genmab under this Agreement, Genmab shall pay, or cause to be paid, to Scancell each of the following payments upon the achievement of each of the following regulatory milestone events (each a “Regulatory Milestone”) by or on behalf of Genmab or its Affiliates or sub-licensees with respect to the first Licensed Product within each of the Category Groups only, in accordance with Sections 6.5 and 6.6.

Development Milestone events for the first Licensed Product within each Category Group	Milestone Payment ($USD)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each Regulatory Milestone shall be payable only once for each Category Group upon the first occurrence of the applicable Regulatory Milestone by any Licensed Product within such Category Group to achieve that Regulatory Milestone, regardless of the number of times such Regulatory Milestone is achieved or the number of Licensed Products to achieve such Regulatory Milestone in the Category Group. If a Regulatory Milestone is achieved with respect to an Indication and payment with respect to any previous Development Milestone for the same Indication for the same Category Group has not been made by Genmab, then such previous Development Milestones for such Indication for the same Category Group shall be deemed to have occurred and Genmab shall pay Scancell all such unpaid payments with respect to such previous Development Milestone for such Indication for the same Category Group at the same time that the Regulatory Milestone payment for the later Regulatory Milestone with respect to that Indication is paid. For example: if grant of a BLA occurs for a Licensed Product for the first Indication in Category Group One, but Genmab has not yet paid Development Milestones for Initiation of the first Phase III Clinical Study for a Licensed Product in Category Group One for the first Indication, then that prior Development Milestone for the first Indication in Category Group One shall also become due and payable. In no event shall Genmab be obligated to pay Scancell more than: (a) a total of [***] for all Regulatory Milestones for each Category Group pursuant to this Section 6.3; or (b) a total of [***] for all Regulatory Milestones for all three (3) Category Groups combined pursuant to this Section 6.3.

6.4	Sales Milestones

In partial consideration for the rights and licenses granted by Scancell to Genmab under this Agreement, Genmab shall pay, or cause to be paid, to Scancell each of the following payments upon the achievement of each of the following sales milestone events (each a “Sales Milestone,” and together with the Development Milestones and Regulatory Milestones, collectively, the “Milestones”) by or on behalf of Genmab or its Affiliates or sub-licensees with respect to the first Licensed Product within each Category Group only and in respect of total aggregate sales of such first Licensed Product to achieve such sales only, in accordance with Sections 6.5 and 6.6.

Sales Milestone event for the first Licensed Product within each Category Group to achieve such sales	Payment ($USD)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each Sales Milestone shall be payable only once for each Category Group upon the first occurrence of the applicable Sales Milestone by the first Licensed Product within such Category Group to achieve that Sales Milestone, regardless of the number of times such Sales Milestone is achieved or the number of Licensed Products to achieve such Sales Milestone within the Category Group. In no event shall Genmab be obligated to pay Scancell more than: (a) a total of [***] for all Sales Milestones for each Category Group pursuant to this Section 6.4; or (b) a total of [***] for all Sales Milestones for all three (3) Category Groups combined pursuant to this Section 6.4.

6.5	Notification of Milestones

(A)	Genmab shall notify Scancell promptly in writing of the first achievement of any Development Milestone or Regulatory Milestone. Genmab shall notify Scancell in writing within [***] following the end of the respective [***] in which Genmab becomes aware that any aggregate Sales Milestone is first achieved. Scancell shall then invoice Genmab for the payment of the associated Milestone which shall be payable within [***].

(B)	All invoices shall specify the Parties’ addresses as set out in Section 15.5 or as otherwise instructed, identify the associated Licensed Product, the amount payable in [***], the description of the Milestone achieved, VAT registration numbers and the company registration numbers.

6.6	Payment of Milestones and Royalties

Genmab shall pay, or cause to be paid, any upfront payment or Milestones owed to Scancell or royalty payments (as provided below in Section 6.7) owed to Scancell, by wire transfer or electronic fund transfer to the credit of a bank account to be designated in writing by Scancell. Where calculation of Sales Milestones, royalty or other amounts due under this Agreement requires the conversion to U.S. Dollars of Net Sales generated or other amounts denominated in any other currency, conversion to U.S. Dollars shall be calculated using the exchange rate mechanism generally applied by Genmab in preparing its financial statements for the applicable [***], provided that such mechanism is in accordance with GAAP.

6.7	Royalties

Genmab shall pay to Scancell, on a Licensed Product-by-Licensed Product and country-by-country basis, a royalty on total aggregate Net Sales of such Licensed Product sold by Genmab or its Affiliates or sub-licensees in such country in each [***] of the Royalty Term in the Territory, at the rates set forth below. The applicable royalty rate shall be determined based on total Net Sales of all Licensed Products in a Category Group in the Territory in a [***].

Annual aggregate Net Sales of Licensed Products on a Category Group-by-Category Group basis	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

Royalties payable under this Article 6 shall be paid within [***], in each case in [***] and in accordance with Section 6.6.

6.8	Royalty Reduction for No Licensed Patent

Subject to Section 6.11, on a Licensed Product-by-Licensed Product and country-by-country basis, if a Licensed Product is generating Net Sales in a country in the Territory during the Royalty Term at a time when such Licensed Product is not Covered by a Valid Claim included in the Licensed Patents in such country, then the royalty rate applicable to Net Sales of such Licensed Product in such country shall be reduced by [***] for the period in which there is no Valid Claim in such country in respect of such Licensed Product. For clarity, such royalty reduction shall only apply to the affected Licensed Product in the affected country in the Territory and shall not reduce the royalty rate applicable in respect of another Licensed Product in the same Category Group.

6.9	Royalty Reduction for Biosimilar entry

Subject to Section 6.11, on a Licensed Product-by-Licensed Product and country-by-country basis, if, during the Royalty Term, a Biosimilar for a Licensed Product is sold in the Field in a particular country in the Territory, the applicable royalty rate in effect with respect to such Licensed Product in such country shall be reduced by [***], and such reduction shall continue for as long as such Biosimilar is sold in such country. For clarity, such royalty reduction shall only apply to the affected Licensed Product in the affected country in the Territory and shall not reduce the royalty rate applicable in respect of another Licensed Product in the same Category Group.

6.10	Royalty Reduction for Third Party Licenses

If it is necessary for Genmab (or its Affiliates or sub-licensees) to enter into any agreement with a Third Party for a license to use Patent Rights to make, have made, use, sell, offer for sale or import a Licensed Product in the Field in a particular country in the Territory, and such agreement is required to permit Genmab to practice inventions claimed in the Licensed Patents which are used or incorporated in such Licensed Product that is being Developed or Commercialized by Genmab in such country, then, on a [***], Licensed Product-by-Licensed Product basis, Genmab shall have the right to deduct from the royalty payments that would otherwise have been due to Scancell pursuant to Section 6.7 with respect to Net Sales of such Licensed Product an amount equal to [***]. For clarity, such royalty reduction shall only apply to the affected Licensed Product in the affected country in the Territory and shall not reduce the royalty rate applicable in respect of another Licensed Product in the same Category Group.

6.11	Royalty Floor and no set-off

The Parties acknowledge and agree that:

(A)	in no event shall the application of any royalty reductions pursuant to Sections 6.8, 6.9 or 6.10 (individually or in combination) reduce the royalties payable to Scancell pursuant to Section 6.7 by more than [***]; and

(B)	[***].

6.12	Royalty Reporting

Within [***], Genmab shall deliver to Scancell a written report showing its computation of royalties due under Section 6.7 on Net Sales during such [***] (“Royalty Report”). Each such Royalty Report shall set forth: [***]. Royalty Reports hereunder shall be deemed to be “Confidential Information” of Genmab subject to the terms and conditions of Article 9 hereof.

6.13	Late payment

If any upfront fee, Milestones, royalties or other sums payable hereunder remain unpaid after the date on which they became past due, the owed Party may seek interest from the owing Party calculated from the date upon which the sums became past due until payment thereof, at the [***] rate of [***].

6.14	Income Tax

For clarity, each Party shall be solely responsible for the payment of all Taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

6.15	VAT

All sums payable under or pursuant to this Agreement are exclusive of value added tax (“VAT”) (if applicable). Accordingly, if under applicable Law any taxable supply for VAT purposes is made under or in connection with this Agreement by Scancell to Genmab, Genmab shall, in addition to any payment for that supply, pay Scancell such VAT as is chargeable in respect of the supply at the same time as payment is due. Upon Scancell’s written request, Genmab shall promptly provide to Scancell details of Genmab’s VAT registration number. Scancell shall provide Genmab with a valid VAT invoice in respect of any payment of VAT.

6.16	Withholding Tax

In the event that Genmab is required, by Law, to withhold any Taxes from any payment due to Scancell under this Agreement, such amount shall be deducted from the payment to be made by Genmab and paid by Genmab to the proper taxing authority. Any such Tax required to be withheld shall be an expense of and borne by Scancell. Genmab and Scancell shall reasonably cooperate with respect to all documentation required by any Governmental Authorities or reasonably requested by Genmab to secure a reduction in the rate of applicable withholding Taxes. If Genmab had a duty to withhold Taxes in connection with any payment it made to Scancell under this Agreement, but Genmab failed to withhold, and such Taxes were assessed against and paid by Genmab, then Scancell shall indemnify and hold harmless Genmab from and against such Taxes (including interest and penalties). No deduction shall be made, or a reduced amount shall be deducted, if Scancell furnishes a document from the appropriate Governmental Authorities to Genmab certifying that payments by Genmab under this Agreement are exempt from such Taxes, levies or other duties or subject to reduced Tax rates, according to the applicable convention for the avoidance of double taxation. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time-to-time in effect.

7.	Records and auditing

7.1	Genmab shall maintain complete and accurate books, records and accounts used for the determination of any Milestone or royalty payment obligations under this Agreement, which books, records and accounts shall be retained by Genmab for a minimum of [***] after the end of the period to which such books, records and accounts pertain.

7.2	Scancell shall have the right to have an independent certified public accounting firm of internationally recognised standing, reasonably acceptable to Genmab, have access during normal business hours, and upon timely request and at least [***] prior written notice, to such records of Genmab and its Affiliates as may be reasonably necessary to verify the accuracy of any Milestone or royalty payment made for any [***] ending not more than [***] prior to the date of such request; provided, however, that, unless a prior audit has shown a discrepancy in the amounts reported, Scancell shall not have the right to conduct more than one such audit in [***] or more frequently than once with respect to records covering any specific period of time. The accounting firm conducting the audit for Scancell may be required to agree to reasonable confidentiality obligations with Genmab prior to conducting the audit, and the accounting firm shall disclose to the Parties only whether the data reported by Genmab is correct or incorrect and the specific details concerning any discrepancies. Scancell shall bear all accounting firm’s costs of such audit, unless the audit reveals a discrepancy in Scancell’s favour of more than [***], in which case Genmab shall bear the cost of the audit for the subject period. The accounting firm shall share any draft audit reports with Genmab such draft audit reports are shared with Scancell and before the final audit report is issued. The Parties shall discuss in good faith any disagreement in respect of the audit report. All information, data, documents and abstracts referred to shall be used only for the purpose of verifying any Milestone or royalty payment obligation under this Agreement, and shall be treated as Genmab’s Confidential Information subject to use and disclosure restrictions and the confidentiality obligations of this Agreement.

7.3	If, based on the results of any audit, additional payments are owed to Scancell under this Agreement, then Genmab shall make such additional payments promptly after the accounting firm’s final written report is delivered to both Parties. If, based on the results of any audit, any payments made by Genmab to Scancell exceeded the amounts actually due and payable under this Agreement, then Scancell shall return such excess to Genmab promptly after the accounting firm’s final written report is delivered to both Parties.

7.4	The failure of a Party to request verification of any payment calculation within the period during which corresponding records must be maintained under this Article 7 shall be deemed to be acceptance of the payment and reports for the relevant [***].

8.	Intellectual property rights

8.1	As between the Parties, save as expressly stated otherwise herein, all Patent Rights and Know-How and other Intellectual Property Rights owned or Controlled by a Party prior to the Effective Date shall remain the sole property of the respective Party.

8.2	The Parties acknowledge and agree that any Intellectual Property Rights, results and data acquired, generated, developed, devised, conceived, or first reduced to practice or writing or otherwise made by or on behalf of Genmab, in connection with any Licensed Product, or otherwise arising out of the performance of this Agreement, any time after the Effective Date, shall be owned by Genmab (the “Genmab IP”).

8.3	Scancell, upon the Effective Date, hereby assigns to Genmab, absolutely with full title guarantee, all right, title and interest it has in and to any Joint Inventions and Results for no further consideration in accordance with clause 4.3 of the MTA.

8.4	Notwithstanding clause 4 of the MTA, Scancell acknowledges and agrees that: (a) such Joint Inventions and Results constitute the Confidential Information of Genmab; (b) Scancell no longer have any rights in respect of the Joint Inventions or Results and shall not be entitled to use, disclose or exploit any Joint Invention or Results for any purpose without the prior written consent of Genmab; (c) Genmab may exploit the Results as part of its Development, Manufacture and Commercialisation of the Licensed Products hereunder; and (d) clause 4.5 of the MTA shall not apply to Genmab or its Affiliates, and Genmab and its Affiliates shall be entitled to prepare, file and prosecute patent applications claiming or disclosing Joint Inventions and Results in accordance with clause 8.5.

8.5	Patent prosecution

(A)	Scancell shall have the first right to, and shall use reasonable endeavours to, file, prosecute, maintain and defend the Licensed Patents in the Field in the Territory, at Scancell’s own cost and expense. For the purpose of this Section, “prosecution” shall include any post-grant proceeding including patent interference proceeding, opposition proceeding and re-examination.

(B)	Scancell shall consult with Genmab and keep Genmab reasonably informed of the status of the Licensed Patents in the Field in the Territory and shall promptly provide Genmab with all material correspondence received from any Governmental Authority in connection therewith. In addition, [***].

(C)	Scancell shall immediately notify Genmab of any decision [***].

(D)	Genmab shall, [***], be solely responsible for filing, prosecuting, maintaining, defending and extending any Patent Rights claiming the Genmab IP (including any Patent Right claiming a Licensed Product).

(E)	The Parties agree to cooperate reasonably in the filing, prosecution, maintenance and defense of all Patent Rights under this Article 8, obtaining and executing necessary powers of attorney and assignments by the named inventors, obtaining execution of such other documents which may be needed in the filing, prosecution, maintenance and defense of each such Patent Rights. Further, the Parties shall cooperate in determining which Patent Rights claiming, covering or directed to a given Licensed Product should be extended, and thereafter the Parties shall cooperate in obtaining patent term restorations, supplementary protection certificates or their equivalents, and other forms of patent term extensions, for a given Licensed Product with respect to any applicable Licensed Patent in any country or region in the Territory where applicable [***].

(F)	Scancell shall provide or make available to Genmab [***] true, complete and correct electronic copies of the file wrappers relating to the prosecution, defense, maintenance, validity and enforceability of the Licensed Patents.

8.6	Patent enforcement and defence

(A)	Each Party shall promptly notify the other Party if it becomes aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents (“Infringement”).

(B)	Subject to Section 8.6(E), [***].

(C)	At the request and expense of the Party bringing the action under Section 8.6(B) above, the other Party shall provide reasonable assistance in connection therewith, [***].

(D)	Save as expressly stated otherwise herein, [***].

(E)	[***].

(F)	In the event that the Development or Commercialization of a Licensed Product results in Action by a Third Party against a Party for infringement or unauthorised use of such Third Party’s Intellectual Property Rights or confidential information anywhere in the Territory, [***].

(G)	Notwithstanding the foregoing:

(1)	[***].

(2)	[***].

9.	Confidentiality

9.1	Subject to the other provisions of this Article 9:

(A)	all Confidential Information disclosed by a Party (the “Disclosing Party”) or its Affiliates under this Agreement shall be maintained in confidence and otherwise safeguarded by the recipient Party (the “Receiving Party”), in the same manner and with the same protection as such Receiving Party maintains its own confidential information;

(B)	any information disclosed by a Party under the CDA shall be deemed to constitute Confidential Information under this Agreement and shall be subject to the terms of this Agreement which shall supersede and replace the terms of the CDA, save that this sentence shall not be deemed to be a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the CDA;

(C)	the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement;

(D)	the Receiving Party may disclose Confidential Information of the other Party to: (i) its Affiliates; and (ii) employees, directors, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates, (iii) to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to such Receiving Party, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of, and non-use obligations in respect of, the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement; and

(E)	the Receiving Party may disclose Confidential Information of the other Party to actual or potential investors, acquirers, collaborators, licensees, sub-licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, collaboration or licensing or sub-licensing arrangement in connection with the Receiving Party; provided that such Persons are bound to maintain the confidentiality of, and non-use obligations in respect of, the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

9.2	The foregoing obligations in Section 9.1 shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:

(A)	is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(B)	is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(C)	is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(D)	is developed by the Receiving Party independently and without use of, or reference to, any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

9.3	Notwithstanding the obligations set forth in Section 9.1, a Party may disclose the other Party’s Confidential Information without the prior written consent of such other Party:

(A)	to the extent such disclosure is required by Law, judicial or administrative process, provided that in such event the Receiving Party shall (to the extent permitted by Law) promptly inform the Disclosing Party of such required disclosure and provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed pursuant to this Section 9.3(A) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 9, and the Receiving Party disclosing Confidential Information pursuant to Law or court order shall take all steps reasonably necessary, including seeking confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information; and

(B)	in securities filings with the Securities Exchange Commission (or equivalent foreign agency) to the extent required by Law after complying with the following procedure in this Section 9.3(B). In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [***] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by Law. The Party seeking such disclosure shall use reasonable endeavours to obtain confidential treatment of the Agreement from the Securities Exchange Commission (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party.

9.4	Scancell shall not publish nor otherwise publicly disclose any information, data or results relating to: (i) any Licensed Product; or (ii) the Scancell Antibodies in the Field, in each case without the prior written consent of Genmab. Genmab shall have the right to publish details of any preclinical studies or Clinical Studies and the results thereof relating to the Scancell Antibodies or Licensed Products on relevant clinical trial registries as required by Law without any prior review by, or consent of, Scancell. If:

(A)	Genmab wishes to publish (including in manuscripts, abstracts, texts of poster presentations and other external presentations) any other information, data or results relating to the Scancell Antibodies which contains Confidential Information of Scancell; or

(B)	subject to Section 9.5, Scancell wishes to publish (including in manuscripts, abstracts, texts of poster presentations and other external presentations) any other information, data or results relating to the Scancell Antibodies, then the Party wishing to publish (“Publishing Party”) shall provide the other Party with the opportunity to review and comment on such proposed publication at least [***] prior to its intended submission for publication. The Publishing Party shall: (i) consider in good faith any comments thereto provided by the other Party within such [***] period; and (ii) remove any Confidential Information of the other Party identified by the other Party as part of its review; and (iii) if the other Party reasonably considers that the publication would entail the public disclosure of a patentable invention upon which a patent application or other protection should be filed prior to any such publication, submission of the publication shall be delayed for such period as may be reasonably necessary for drafting and filing a patent application covering such invention provided that such period shall not exceed [***] from the date the other Party provided notice of such patentable invention to the Publishing Party pursuant to this Section. For the purposes of the foregoing, the other Party shall be deemed to have given its prior written consent to the Publishing Party’s proposed publication or presentation if it does not notify the Publishing Party in writing of its objection thereto within such [***] review period.

(C)	Subject to the foregoing, Genmab may freely publish information, data or results relating to the Licensed Product(s).

9.5	Neither Party shall make any publication or disclosure if such Party is aware that such publication or disclosure would adversely affect the validity, existence, duration, or scope of protection afforded by (i) any of the Licensed Patents, Prospective Patents or any Patent Rights that claim or cover Genmab IP, in case of Scancell, and (ii) any of the Licensed Patents or Prospective Patents, in case of Genmab.

9.6	The Parties acknowledge that under the terms of the Assignment Agreement academic inventors of the Licensed Technology have the right to publish information, data or results in respect of, or relating to, the Licensed Technology. Scancell shall immediately notify Genmab in writing (and, in any event, within [***]) of any notice it receives from the University of Nottingham in relation to any such proposed publication by academic inventors, and shall provide Genmab with the opportunity to review and comment on such proposed publication at least [***] prior to its intended publication. In any event, Scancell shall promptly: (i) require the University of Nottingham to remove any Confidential Information of Genmab or Scancell which Scancell identifies in such proposed publication; (ii) notify Genmab if it reasonably considers that action is required pursuant to Section 8.5 to seek Patent Right or other protection for any Licensed Technology intended to be published; (iii) request that the University of Nottingham removes any other Confidential Information of Genmab or Scancell identified by Genmab as part of its review of the proposed publication and notified to Scancell in writing within such [***] period; (iv) at either Party’s written request within such [***] period, coordinate and cooperate with Genmab pursuant to Section 8.5 to seek Patent Right or other protection for any Licensed Technology intended to be published; and (v) request that the University of Nottingham introduce any other changes to the proposed publication that Genmab reasonably requests in writing to Scancell within such [***] period. Without limiting the foregoing, if Scancell notifies Genmab pursuant to (ii) above and/or either Party makes a request pursuant to (iv) above, but the Parties cannot (or it is reasonably likely that the Parties will not be able to) coordinate, agree and apply for Patent Rights or other protection for any Licensed Technology intended to be published prior to the proposed publication date, then Scancell shall take such action as is reasonably necessary to seek to obtain (or to preserve the Parties’ right to seek to obtain) such Patent Rights or other protection for such Licensed Technology intended to be published, acting in good faith and in the best interests of both Parties, prior to such publication.

9.7	Each Party may make a public announcement concerning the entry into this Agreement at an agreed time after the Effective Date, which announcement is to be mutually agreed upon by the Parties or otherwise approved by the other Party prior to making such public announcement. Each Party shall have the right to use the other Party’s name and logo in presentations, the company’s website, collateral materials, corporate overviews and other public disclosures contemplated by Section 9.3, in each case only to describe the licensing relationship, and without disclosing Confidential Information of the other Party or the terms of this Agreement which shall remain subject to the confidentiality and non-use obligations of Article 9. Any other use by a Party of the other Party’s name and logo shall be subject to such other Party’s prior written consent.

10.	Representations and Warranties

10.1	Each Party represents, warrants and undertakes to the other Party that it:

(A)	has the full right, power and authority to enter into this Agreement and to carry out its obligations hereunder without violating any obligation (oral or written) owed by it or any of its Affiliates to any Third Party, or any applicable Law, or any order of any Governmental Authority having jurisdiction over it;

(B)	has obtained all necessary corporate approvals to enter into and execute this Agreement; and

(C)	has obtained or shall obtain written agreements from each of its employees, consultants and contractors who perform activities pursuant to this Agreement which include obligations of confidentiality and non-use, and oblige such Persons to assign Intellectual Property Rights, in each case in a manner consistent with the provisions of this Agreement.

Scancell’s Representations and Warranties

10.2	Scancell warrants, represents and undertakes to Genmab that, as of the Effective Date:

(A)	Scancell or its Affiliates solely own, and Scancell Controls, the Licensed Patents and Licensed Know-How in the Field in the Territory free and clear from any mortgages, pledges, liens, security interests, conditional and instalment sale agreement, encumbrances, charges or claim of any kind;

(B)	Scancell has the right to grant to Genmab the rights and licenses purported to be granted to Genmab pursuant to this Agreement (including, without limitation, the right and license for Genmab to use the Licensed Technology to Develop and Commercialize Licensed Products under the terms and conditions of this Agreement) and Scancell or its Affiliates have not previously granted any license or rights under the Licensed Technology that is inconsistent with the license granted to Genmab hereunder;

(C)	Scancell has disclosed to Genmab all Third Party rights (including Intellectual Property Rights) of which it is aware that may potentially be relevant to the Development, Manufacture and Commercialization of the Scancell Antibodies as part of Licensed Products;

(D)	Scancell has the right to provide and disclose to Genmab the Licensed Know-How that it provides or discloses to Genmab under the terms and conditions of this Agreement;

(E)	Scancell and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all Licensed Know-How that constitutes trade secrets under applicable Law and, to Scancell’s knowledge, the Licensed Know-How has not been used, disclosed to or discovered by any Third Party except pursuant to a confidentiality agreement and to Scancell’s knowledge there has not been a breach by any party to such confidentiality agreements;

(F)	neither Scancell nor its Affiliates have received written notice of any actual, pending or threatened Actions (including any interference, opposition, cancellation or other protest proceeding) in any way relating to the Licensed Technology, including any Action threatened by any Third Party alleging that (i) any Licensed Patents are invalid or unenforceable or (ii) use of the Licensed Technology infringes or misappropriates or would infringe or misappropriate any right of any Third Party;

(G)	(i) all issued Patent Rights included in the Licensed Patents have been and shall be prosecuted, filed and maintained in accordance with Laws, and all applicable fees have been and shall be paid on or before the due date for payment and (ii) with respect to any pending applications included in the Licensed Patents, such applications are being and shall be diligently prosecuted in the respective patent offices in accordance with Laws, and (iii) Scancell has presented and shall present all relevant references, documents and information of which it or the inventors are aware (a) to the relevant patent examiner at the relevant patent office where required by Law and (b) to Genmab;

(H)	Scancell or its Affiliates are not aware that the use of the Licensed Technology for the Development or Commercialization of a Licensed Product infringes any Third Party’s (or any of its Affiliates’) Intellectual Property Rights;

(I)	to Scancell’s knowledge, there are no issued Third Party Patent Rights or pending Third Party Patent Rights that, if issued with the published or currently pending claims, would be infringed by Genmab’s exercise of the license to the Licensed Technology under this Agreement;

(J)	to Scancell’s knowledge, Scancell is not aware of any reference or prior art that would preclude the issuance of any pending claim in a Licensed Patent;

(K)	to Scancell’s knowledge, no Third Party, including any current or former employee or consultant of Scancell or its Affiliates, is infringing or misappropriating or has infringed or misappropriated the Licensed Technology;

(L)	Scancell and its Affiliates have conducted, and their respective contractors and consultants have conducted, all research and development of the Scancell Antibodies prior to the Effective Date in accordance with good laboratory practice and applicable Law;

(M)	Scancell and its Affiliates have not used, and shall not use, in the course of developing the Scancell Antibodies, any employee, consultant or contractor who (i) has been debarred by any Regulatory Authority in the United States, the European Union, China or Japan, (ii) to Scancell’s knowledge, has been debarred by any Regulatory Authority outside the United States, the European Union, China and Japan or (iii) to Scancell’s knowledge, is the subject of a debarment proceeding by any Regulatory Authority;

(N)	Scancell shall not (and shall procure that its Affiliates shall not), during the Term, enter into any assignments, licenses, obligations or charges whether written, oral or implied, which are or shall be inconsistent with this Agreement;

(O)	Scancell and, to Scancell’s knowledge, the University of Nottingham, have complied with all material terms set out in the Assignment Agreement. If Genmab reasonably believes that the University of Nottingham is in such breach of any terms of the Assignment Agreement, then Scancell shall, at Genmab’s request and subject to Genmab indemnifying Scancell in respect of all external out of pocket costs incurred by Scancell in taking such enforcement action and , take appropriate action to enforce the terms of the Assignment Agreement against the University of Nottingham, provided that Genmab retains all amounts recovered by Scancell from the University of Nottingham as a result of such action;

(P)	the Licensed Technology includes all Intellectual Property Rights Controlled by Scancell that are necessary or reasonably useful for Genmab to Develop, Manufacture, Commercialize or otherwise exploit Scancell Antibodies as part of Licensed Products in the Field in the Territory;

(Q)	to Scancell’s knowledge, there are no Intellectual Property Rights which are owned by it, or owned or Controlled by its Affiliates, which are necessary or reasonably useful for Genmab to Develop, Manufacture, Commercialize or otherwise exploit Scancell Antibodies as part of Licensed Products in the Field in the Territory which are not Controlled by Scancell and included hereunder as Licensed Technology; and

(R)	save to the extent disclosed in Section 2.7, to Scancell’s knowledge, neither the University of Nottingham nor the Nottingham University Therapeutic Antibody Centre(s) have any right, title or interest in respect of any of the Licensed Technology or own any other Intellectual Property Rights which are necessary or reasonably useful for Genmab to Develop, Manufacture, Commercialize or otherwise exploit the Scancell Antibodies in the Field in the Territory.

10.3	EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.	Indemnity

11.1	Scancell shall indemnify and hold harmless Genmab, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Genmab Indemnified Parties”) from and against any and all damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, Taxes, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses) (collectively, “Losses”), incurred or suffered by the Genmab Indemnified Parties or any of them, resulting from an Action brought by a Third Party or Governmental Authority as a result of, arising out of or relating to: (i) any material breach of this Agreement, including any breach of any representation or warranty made by Scancell in this Agreement; (ii) the negligence, wilful misconduct or violation of Law by or of any Scancell Indemnified Parties; or (iii) any Action of any nature arising out of the research, development, manufacture, commercialization or other exploitation of the Scancell Antibodies by or on behalf of Scancell Indemnified Parties or their sub-licensees before, during or after the Term of this Agreement except, in each case ((i)-(iv)), to the extent such Claims result from the activities set forth in Section 11.2 for which Genmab is obligated to indemnify Scancell Indemnified Parties.

11.2	Genmab shall indemnify and hold harmless Scancell, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Scancell Indemnified Parties”), from and against any and all Losses incurred or suffered by the Scancell Indemnified Parties or any of them resulting from an Action brought by a Third Party or Governmental Authority as a result of, arising out of or relating to: (i) any material breach of this Agreement, including any breach of any representation or warranty made by Genmab in this Agreement; (ii) the negligence, wilful misconduct or violation of Law by or of any Genmab Indemnified Parties; or (iii) any Action of any nature arising out of the Development, Manufacture, Commercialization or other exploitation of any Licensed Product by or on behalf of Genmab Indemnified Parties during the Term or thereafter, except, in each case ((i)-(iii)), to the extent such Claims result from the activities set forth in Section 11.1 for which Scancell is obligated to indemnify Genmab Indemnified Parties.

11.3	A person entitled to indemnification under Sections 11.1 or 11.2 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Action, for which indemnification may be sought (each, a “Claim”) or, if earlier, upon the assertion of any such Claim by a Third Party; provided, however, failure by an Indemnified Party to give notice of a Claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice.

11.4	Within [***] after delivery of a notice of any Claim in accordance with Section 11.3, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense.

11.5	The Party controlling the defense of any Claim shall keep the other Party advised of the status of such Claim and the defense thereof and shall reasonably consider recommendations made by the other Party with respect thereto. The other Party shall cooperate fully with the Party controlling such defense and its Affiliates and agents in the defense of the Claim (all out-of-pocket costs of such cooperation to be borne by the Indemnifying Party).

11.6	The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that (i) admits the liability of the Indemnified Party, (ii) does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or (iii) imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party’s Intellectual Property Rights without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned.

11.7	Each Indemnified Party shall take and shall procure that its Affiliates and (if applicable) sub-licensees take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 11. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

12.	Limitation of liability

12.1	Subject to Section 12.2, neither Party or any of its Affiliates shall be liable to the other Party for any loss of profits or business interruption or any special, consequential, incidental, punitive or indirect damages arising from or relating to any breach of this Agreement whether under contract, tort or otherwise, regardless of any notice of the possibility of such damages. Notwithstanding the foregoing, nothing in this Section 12.1 is intended to or shall limit or restrict a Party’s liability under Sections 11.1 or 11.2 or damages available for a Party’s breach of the confidentiality provisions in Article 9.

12.2	Neither Party limits or excludes its liability for fraud, fraudulent concealment or fraudulent misrepresentation, nor for death or personal injury arising from its negligence.

13.	Term and termination

13.1	The term of this Agreement shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term for such Licensed Product in such country (the “Term”).

13.2	Upon any material breach of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may elect to terminate this Agreement in its entirety by providing [***] written notice to the Breaching Party in the case of a breach of a payment obligation and [***] written notice to the Breaching Party in the case of any other material breach, which notice shall, in each case (i) expressly reference this Section 13.2, (ii) reasonably describe the alleged material breach which is the basis of such termination, and (iii) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period

13.3	The termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period. Notwithstanding the foregoing, if such material breach (other than a payment breach), by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period shall be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses best efforts to cure such breach in accordance with such written plan during such cure period, provided that no such extension shall exceed a further [***] without the consent of the Non-Breaching Party.

13.4	At any time during the Term, Genmab may terminate this Agreement by providing written notice of termination to Scancell, which notice includes an effective date of termination at least [***] after the date of the notice.

13.5	Either Party may, in addition to any other remedies available to it by Law or in equity, terminate this Agreement in its entirety, by notice to the other Party in the event: (i) the other Party shall have become bankrupt or shall have made an assignment for the benefit of its creditors; (ii) there shall have been appointed a trustee or receiver for the other Party for all or a substantial part of its property; or (iii) any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, and any such event shall have continued for [***] undismissed, unbonded and undischarged. All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. Section 101, et. seq. (“Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Paragraph 101(35A) of the Bankruptcy Code, and any comparable Law of a relevant jurisdiction. The Parties agree that Genmab shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code and any comparable Law of a relevant jurisdiction. Scancell agrees not to, and to cause its respective Affiliates not to, interfere with Genmab’s or its Affiliates’ exercise of rights and licenses to Intellectual Property Rights licensed hereunder and embodiments thereof in accordance with this Agreement and agree to use reasonable efforts to assist Genmab or its Affiliates to obtain such Intellectual Property Rights and embodiments thereof in the possession or control of Third Parties as reasonably necessary for Genmab or its Affiliates to exercise such rights and licenses in accordance with this Agreement.

13.6	An unaffected Party may terminate this Agreement for the other Party’s Force Majeure pursuant to Section 15.2.

13.7	Upon the termination or expiry of this Agreement for any reason:

(A)	subject to Sections 2.6 and 13.7(D), the licenses granted by Scancell to Genmab under the Licensed Technology (and any corresponding sub-licenses granted pursuant to Section 2.2) shall terminate;

(B)	all amounts outstanding at the date of termination shall immediately be due and payable to Scancell by Genmab;

(C)	each Party shall promptly return or (at the other Party’s election) destroy and irretrievably erase all embodiments of the other Party’s Confidential Information which are in its power, possession, custody or control; provided, that each Party may retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, or for archival purposes, or if (and to the extent) required to do so by Law, and shall continue to comply with the terms of Article 9 in respect of the same; and

(D)	notwithstanding the foregoing, the Parties acknowledge and agree that they may not be able to cease immediately the performance of certain Development and Commercialization activities in respect of the Licensed Product upon the effective date of termination as a matter of Law or ethical conduct. In such circumstances, the Parties shall discuss in good faith how to wind-down any such ongoing Development or Commercialization activities (including, ongoing Clinical Studies and sales of Licensed Products) as soon as practically possible after the effective date of termination, in an orderly fashion and with due consideration to ethical conduct towards and the health and safety of patients. Notwithstanding Section 13.7(A), during any such period where Development and Commercialization activities in respect of the Licensed Product are continuing after the effective date of termination, the terms of this Agreement shall be deemed to survive and shall continue to apply to the Parties.

13.8	Expiration or termination of this Agreement shall not release either Party from any obligation or liability accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Article 1, Section 2.7, Section 6.13, Section 6.14, Section 6.15, Section 6.16, Article 7, Section 8.1, Section 8.2, Section 8.3, Section 8.4, Article 9, Article 10, Article 11, Article 12, Article 13, Article 14, Section 15.3, Section 15.5, Section 15.8, Section 15.10, Section 15.11, Section 15.13 and Section 15.14 shall survive the expiration or termination of this Agreement.

13.9	Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

14.	Dispute resolution

14.1	In the event of any controversy, dispute or claim arising out of, or in connection with, or in relation to the formation, interpretation, performance, or alleged breach of this Agreement, including any claim of inducement by fraud or otherwise (each a “Dispute”), either Party may provide written notice to the other Party to request resolution of such Dispute by the Parties’ Executive Officers. If the Executive Officers fail to resolve such Dispute within [***] from the date on which the Dispute was referred to the Executive Officers (unless a longer period is agreed to by the Parties), then the provisions set out in Sections 14.2 - 14.8 shall apply.

14.2	If any Dispute has not been resolved pursuant to Section 14.1 above, then the Parties shall settle the Dispute through binding arbitration [***].

14.3	The arbitration panel shall consist of [***].

14.4	The Parties agree to cooperate: (i) to select the arbitrator(s) within [***] of initiation of the arbitration, (ii) to meet with the arbitrator(s) within [***] of selection, and (iii) to agree at that meeting or before upon the scope of and procedures for pre-hearing disclosure and as to the conduct of the hearing which shall result in the hearing being concluded within no more than [***] after selection of the arbitrator(s) and in the award being rendered within [***] of the conclusion of the hearings or of any post-hearing briefing, which briefing shall be completed by both sides within [***] after the conclusion of the hearings.

14.5	In the event that either Party fails to select an arbitrator within [***].

14.6	In the event the Parties cannot agree upon procedures for disclosure and conduct of the hearing according to the schedule set out in Section 14.4 then the arbitrator(s) shall [***].

14.7	The arbitrator(s) must render their award by application of the substantive laws of Switzerland. The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions with the reasons therefore stated. [***].

14.8	Judgment on the award rendered by arbitration may be entered in any court of competent jurisdiction. [***].

14.9	No Party shall be precluded from taking any preliminary or interim steps, such as applying to court for injunctive relief, as may be necessary to protect that Party’s position regarding its Intellectual Property Rights or the confidentiality of its Confidential Information, whilst any discussions or arbitration are being conducted pursuant to this Article 14.

15.	Miscellaneous

15.1	Accounting Procedures

Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder and applicable to it in accordance with the conventions, rules and procedures promulgated by GAAP, consistently applied.

15.2	Force Majeure

If the performance of this Agreement or of any obligation hereunder (other than an obligation to make payments hereunder) is prevented, restricted or interfered with by reason of Force Majeure, the obligated Party shall be excused from such performance to the extent of such prevention, restriction or interference; provided however, the obligated Party shall promptly advise the other Party of the existence of such prevention, restriction or interference, shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance hereunder whenever such causes are removed. If any Force Majeure delays or prevents the performance of the obligations of either Party for a continuous period in excess of [***], the Party not so affected shall then be entitled to give notice to the affected Party to terminate. Such a termination notice shall be irrevocable, except with the written consent of both Parties.

15.3	Further Assurance

Either Party shall (and shall procure that its Affiliates shall and shall use reasonable efforts to procure that any necessary Third Party shall) at any time, including after the expiration or termination of this Agreement, upon the request of the other, and at the other’s cost, do and execute all such acts, deeds, documents and things as may reasonably be required for the purpose of giving full effect to this Agreement (including to perfect and complete the grant of, or, in accordance with the terms of this Agreement, otherwise protect, the rights and licenses hereby conferred upon the other), subject to any express restrictions in this Agreement on the extent of either Party’s obligations under this Agreement.

15.4	Waiver

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No failure to exercise nor any delay in exercising by any Party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part, and no single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy. Subject to the specific exclusions and limitations and express provisions to the contrary set out in this Agreement, all rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

15.5	Notices

All notices required or permitted under this Agreement shall, except where otherwise specifically provided, be in writing and be sent by air courier or by electronic mail (with a confirmation copy by air courier) properly addressed to the respective Parties as follows:

If to Genmab:

Genmab A/S

Attention:      [***]

Email:     [***]

or

the address of Genmab as registered in the Danish Central Business Register or any official successors hereof

or

the address of Genmab as registered at the Genmab’s official homepage (currently www.genmab.com)

If to Scancell:

Scancell Ltd,

Bellhouse Building,

Sanders road,

Oxford

OX4 4GD

Attention:     [***]

With a copy by email to:     [***]

or to such other addresses or addressees as the Parties hereto may designate in writing for such purposes during the Term.

Notices shall be deemed to have been made: (i) if by electronic mail, when the e-mail leaves the e-mail gateway of the sender where it leaves such gateway on or before 17:00 hours on any Business Day, or at 08:00 hours on the next Business Day after it leaves such gateway if it leaves such gateway after 17:00 hours (and the onus shall be on the sender to prove the time that the e-mail left its gateway), and (ii) if by air courier, [***] after delivery to the courier. All times shall be deemed to refer to the time in the recipient’s local time.

15.6	Independent Contractors

No agency, partnership or joint venture is hereby established; each Party shall act hereunder as an independent contractor. Neither Genmab nor Scancell shall enter into, or incur, or hold itself out to Third Parties as having authority to enter into, or incur, on behalf of the other Party any contractual obligations, expenses or liabilities whatsoever.

15.7	Assignment

This Agreement shall be binding upon the Parties and their respective permitted successors and assigns. Neither Party may, without the prior written consent of the other Party, assign or transfer all or any part of its rights or obligations under this Agreement, provided that such consent shall not be required for an assignment to (i) any Affiliate of either Party; or (ii) to a Third Party successor or purchaser of all or substantially all of its business, whether in a merger, sale of stock, sale of assets or other similar transaction, provided that, the Third Party successor or purchaser provides written notice to the other Party that such Third Party agrees to be bound by the terms of this Agreement. Any attempted assignment, delegation or transfer in contravention of this Agreement shall be null and void.

15.8	No Benefit to Third Parties

Except as provided herein, the provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other persons.

15.9	Use of Name

Except as provided herein, neither Party may use in any manner the other Party’s or its Affiliates’ name, trade name or corporate logo, or any contraction, abbreviation or adaptation thereof, without the express written consent of the other Party.

15.10	Severability

When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be illegal, void, invalid or unenforceable under the Law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, and the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected (unless the provision in question is of such essential importance to this Agreement that it may be reasonably presumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provision), and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic, legal and commercial effect is as consistent as possible with the invalid or unenforceable provision.

15.11	Entire Agreement; Amendments

This Agreement (and any other documents referred to herein between the Parties) constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior and contemporaneous negotiations, agreements, representations, understandings and commitments with respect thereto whether written or oral. The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. For clarity, the terms of the MTA between Genmab BV and Scancell shall not be superseded or otherwise affected by the terms of this clause 15.11. Each Party acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than those contained in this Agreement and, having negotiated and freely entered into this Agreement, agrees that it shall have no remedy in respect of any other such representation or warranty provided that nothing herein shall exclude or limit liability for fraudulent misrepresentation. No release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.12	Variation

No terms or provisions of this Agreement shall be varied, extended or modified by any prior or subsequent statement, conduct or act of either of the Parties, except by a written instrument specifically referring to this Agreement and signed by both Parties.

15.13	Governing Law

Subject to Article 14 and to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, this Agreement and any non-contractual obligations arising from or connected with it shall be governed by the laws of Switzerland and this Agreement shall be construed in accordance with the laws of Switzerland.

15.14	Counterparts

This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

15.15	Electronic Signature

The Parties agree that this Agreement can be signed using a DocuSign® electronic signature. Such electronic signature is the legally binding equivalent to a Party’s handwritten signature, and it has the same validity, enforceability and meaning as a handwritten signature, and the Parties hereby waive any objection to the contrary.

[Signature page follows.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative, in duplicate on the dates written herein below.

Signed for and on behalf of

GENMAB A/S

by            Birgitte Stephensen

Date: 21-Oct-2022	/s/ Birgitte Stephensen

Signed for and on behalf of

SCANCELL LIMITED

by            Lindy Durrant

Date: 24-Oct-2022	/s/ Lindy Durrant

SCHEDULE 1 : [***]

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SCHEDULE 2 : [***]

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SCHEDULE 3 : [***]

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